Tanger Factory Outlet Centers, Inc.

News Release

For Release:         IMMEDIATE RELEASE
Contact:       Frank C. Marchisello, Jr.
          (336) 834-6834

Tanger Announces Approval of Proxy Proposal

Greensboro, NC, May 31, 2007, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) announced that at its Annual Meeting of Shareholders reconvened yesterday, May 30, 2007, proposal #4 to amend the Company’s articles of incorporation creating four new classes of preferred shares, each class having four million shares with a par value of $.01 per share, was approved by a majority of the votes cast by the holders of its common shares and a majority of the votes cast by the Class C Preferred Shares voting as a class. As previously announced, the Annual Meeting of Shareholders had been adjourned in order to give all shareholders the benefit of additional time to vote. Due to the non-routine nature of this proposal, brokers were not allowed to vote on behalf of their clients.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc.(NYSE:SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently owns 30 outlet centers in 21 states coast to coast, totaling approximately 8.4 million square feet of gross leasable area.  Tanger also manages for a fee and owns a 50% interest in two outlet centers containing approximately 667,000 square feet and manages for a fee two outlet centers totaling approximately 229,000 square feet.  For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

This document may contain forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements are subject to risks and uncertainties.  Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, the Company’s ability to lease its properties, the Company’s inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition.  For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

--end--

        3200 Northline Avenue, Suite 360 • Greensboro, NC  27408 • 336-292-3010 • FAX 336-297-0931